Exhibit 16.1

March 9, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements contained under the caption “Changes in Accountants” in Amendment No. 4 to the Registration Statement (No. 333-175942) on Form S-1 to be filed March 9, 2012, of Era Group, Inc. and are in agreement with the statements contained in the second and third paragraphs on page 135 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP